Investor Relations/Media Contact: ICR, Inc. Brad Cohen bcohen@icrinc.com 212-217-6393
CAPLEASE ANNOUNCES LAUNCH OF “AT-THE-MARKET” EQUITY PROGRAM

NEW YORK--(BUSINESS WIRE)—December 8, 2010--CapLease, Inc. (NYSE: LSE) today announced that it may sell up to 9,000,000 shares of its common stock, from time to time, pursuant to an at-the-market offering program through Merrill Lynch, Pierce, Fenner & Smith Incorporated as sales agent or as principal.

CapLease intends to use the net proceeds from the sale of the shares for general corporate purposes, including to make additional commercial real estate investments and to reduce its debt obligations.

CapLease has filed a registration statement, including a prospectus, and a prospectus supplement relating to the at-the-market offering program, with the Securities and Exchange Commission (the SEC).  Before you invest, you should read that prospectus and prospectus supplement and the documents incorporated therein by reference for more complete information about CapLease and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Company or the sales agent will arrange to send you that prospectus and prospectus supplement if you request it by contacting BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department or by email to dg.prospectus_requests@baml.com.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock nor shall there be any sale of such common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CapLease:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

This press release contains statements that are forward-looking.  Such forward-looking statements involve risks and uncertainties and actual results and outcomes may differ materially from those projected in any forward-looking statement.  For more information regarding these risks and uncertainties, review CapLease’s filings with the SEC.  Any forward-looking statement speaks only as of its date.  We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date made.